Exhibit 21.1

N-ABLE, INC. SUBSIDIARIES

Adlumin, Inc. (Delaware)
N-able Acquisition Company B.V. (Netherlands)
N-able Australia Pty Ltd (Australia)
N-able Cloud GmbH (Switzerland)
N-able Cloud User Hub B.V. (Netherlands)
N-able Global Ltd. (United Kingdom)
N-able International B.V. (Netherlands)
N-able International B.V. - Philippines Branch (Philippines)
N-able International B.V. - Zweigneiderlassung Österreich (Austria)
N-able International Holdings I, LLC (Delaware)
N-able International Holdings II, LLC (Delaware)
N-able International Ltd (United Kingdom)
N-able Poland Sp. z o.o. (Poland)
N-able Portugal, Unipessoal Lda. (Portugal)
N-able Solutions Ltd. (United Kingdom)
N-able Solutions ULC (Canada)
N-able Technologies (India) Private Limited (India)
N-able Technologies Ltd (United Kingdom)
N-able Technologies S.R.L. (Romania)
N-able Technologies, Inc. (Delaware)
N-able Technology LLC (Belarus)
N-able, Inc. (Delaware)
Trusted Metrics, Inc. (Delaware)